Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

THIRD QUARTER 2022 RESULTS

HOUSTON – October 26, 2022 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $0.2 million ($0.01 diluted earnings per share) for the third quarter ended September 30, 2022.  Excluding non-recurring items, adjusted net income was $0.8 million ($0.02 diluted earnings per share).

Third Quarter 2022 Highlights

●The Company has enhanced the capabilities of its management team with the addition of two experienced and operationally-focused executives, Chief Executive Officer Travis Boone and Chief Financial Officer Scott Thanisch.

●Continued efforts focusing on more attractive markets and targeting higher bid margins is yielding improved project margins on new contract awards of $128 million in the quarter.

●The Company has signed an agreement for the $10.5 million sale-leaseback of its Port Lavaca property expected to close in December and continues to explore options to monetize additional real estate assets.

●Operating income was $1.1 million for the third quarter of 2022 compared to an operating loss of $8.7 million for the third quarter of 2021.

●Net income was $0.2 million ($0.01 diluted earnings per share) for the third quarter of 2022 compared to a net loss of $10.2 million ($0.33 diluted loss per share) for the third quarter of 2021.

●The third quarter 2022 net income included $0.5 million ($0.01 diluted earnings per share) of non-recurring items. Third quarter 2022 adjusted net income was $0.8 million ($0.02 diluted earnings per share).  (Please see page 7 of this release for an explanation of adjusted net income, adjusted earnings per share and a reconciliation to the nearest GAAP measure).

“We are excited to see bid margins of recent wins increasing in the third quarter due to more disciplined bidding practices established over the past few months,” stated Travis Boone, Orion’s Chief Executive Officer. “These higher margin projects will establish a solid base of work for 2023. We will continue to focus on disciplined bidding, along with strong project delivery, as we pursue profitable growth.”

Consolidated Results for Third Quarter 2022 Compared to Third Quarter 2021

●	Contract revenues were $182.6 million, an increase of $42.7 million or 30.5% as compared to $139.9 million. The increase was primarily driven by the start of large jobs awarded in the fourth quarter of 2021 in the marine segment, higher volume in the concrete segment and the impact from claims and unapproved change orders recognized related to work primarily incurred in previous periods.

●	Gross profit was $13.4 million, as compared to $6.6 million. Gross profit margin was 7.4%, as compared to 4.7%. The increase in gross profit dollars and margin was primarily driven by the impact from claims and unapproved change orders recognized related to work primarily incurred in previous periods, the release of discretionary project bonuses and increased dredging activity as compared to the prior year period.

●	Selling, General, and Administrative (“SG&A”) expenses were $15.4 million, as compared to $15.7 million. As a percentage of total contract revenues, SG&A expenses decreased from 11.2% to 8.5%, primarily due to higher revenues in the current period. The decrease in SG&A dollars was driven primarily by a decrease in Enterprise Resource Planning implementation expense as compared to the prior year period, partially offset by consulting fees related to the management transition.

●	EBITDA was $7.2 million, representing a 4.0% EBITDA margin, as compared to EBITDA of $(2.5) million, or an (1.8)% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the third quarter of 2022 was $8.8 million, representing a 4.8% adjusted EBITDA margin, as compared to adjusted EBITDA for the third quarter of 2021 of $(0.5) million, representing a (0.3)% adjusted EBITDA margin. (Please see page 8 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of September 30, 2022 was $548.6 million, which compares with backlog of work under contract as of September 30, 2021 of $572.8 million. The third quarter 2022 ending backlog was composed of $280.2 million in the marine segment, and $268.4 million in the concrete segment. At the end of the third quarter 2022, the Company had approximately $1.8 billion worth of bids outstanding, including successful bids on approximately $39 million of projects, subsequent to the end of the third quarter of 2022, of which approximately $36 million pertains to the marine segment and approximately $3 million to the concrete segment.

“During the third quarter, we converted to backlog $128 million of the $1.2 billion of work on which we bid,” stated Scott Thanisch, Orion’s Chief Financial Officer.  “This resulted in a 0.70 times book-to-bill ratio and a win rate of 10.5%. In the marine segment, we bid on $377 million during the third quarter 2022 and were successful on  $75 million, representing a win rate of 20.0% and a book-to-bill ratio of 0.99 times. In the concrete segment we bid on $849 million of work and were awarded $53 million, representing a win rate of 6.2% and a book-to-bill ratio of 0.50 times.”

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2022 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, October 27, 2022. To listen to the call live, dial 800-715-9871 in the US and Canada or 646-307-1963 in the US and ask for the Orion Group Holdings Conference Call. To listen to the call via the Internet, please visit https://edge.media-server.com/mmc/p/eywdkzdf. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call may be accessed for approximately 30 days after the call at Orion Group Holdings' website.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share are not an alternative to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful comparison of operating results. The Company believes these adjusted financial measures are a useful adjunct to earnings/loss calculated in accordance with GAAP because management uses adjusted net income/loss available to common stockholders to evaluate the Company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the

Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's Annual Report on Form 10-K, filed on March 7, 2022, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:
Orion Group Holdings Inc.
Francis Okoniewski, VP Investor Relations
(346) 616-4138
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Contract revenues	182,621	139,907	552,127	439,091
Costs of contract revenues	169,189	133,329	511,548	404,757
Gross profit	13,432	6,578	40,579	34,334
Selling, general and administrative expenses	15,380	15,733	48,783	44,078
Amortization of intangible assets	309	380	929	1,141
Gain on disposal of assets, net	(3,388)	(792)	(4,561)	(9,763)
Operating income (loss)	1,131	(8,743)	(4,572)	(1,122)
Other (expense) income:
Other income	48	50	147	159
Interest income	36	22	71	73
Interest expense	(1,215)	(523)	(2,913)	(4,506)
Other expense, net	(1,131)	(451)	(2,695)	(4,274)
Income (loss) before income taxes	—	(9,194)	(7,267)	(5,396)
Income tax (benefit) expense	(247)	1,001	396	341
Net income (loss)	$247	$(10,195)	$(7,663)	$(5,737)

Basic income (loss) per share	$0.01	$(0.33)	$(0.25)	$(0.19)
Diluted income (loss) per share	$0.01	$(0.33)	$(0.25)	$(0.19)
Shares used to compute income (loss) per share:
Basic	31,613,519	30,979,207	31,180,417	30,707,426
Diluted	31,613,519	30,979,207	31,180,417	30,707,426

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended September 30,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$54,769	72.0%	$35,580	65.0%
Private sector	21,329	28.0%	19,159	35.0%
Marine segment total	$76,098	100.0%	$54,739	100.0%
Concrete segment
Public sector	$10,070	9.5%	$2,301	2.7%
Private sector	96,453	90.5%	82,867	97.3%
Concrete segment total	$106,523	100.0%	$85,168	100.0%
Total	$182,621		$139,907

Operating income (loss)
Marine segment	$5,197	6.8%	$(4,965)	(9.1)%
Concrete segment	(4,066)	(3.8)%	(3,778)	(4.4)%
Total	$1,131		$(8,743)

	Nine months ended September 30,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$164,357	67.7%	$121,916	63.9%
Private sector	78,540	32.3%	68,911	36.1%
Marine segment total	$242,897	100.0%	$190,827	100.0%
Concrete segment
Public sector	$23,068	7.5%	$13,580	5.5%
Private sector	286,162	92.5%	234,684	94.5%
Concrete segment total	$309,230	100.0%	$248,264	100.0%
Total	$552,127		$439,091

Operating income (loss)
Marine segment	$9,553	3.9%	$6,489	3.4%
Concrete segment	(14,125)	(4.6)%	(7,611)	(3.1)%
Total	$(4,572)		$(1,122)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$247	$(10,195)	$(7,663)	$(5,737)
One-time charges and the tax effects:
ERP implementation	330	1,383	1,559	2,822
Professional fees related to management transition	310	—	1,118	—
Severance	4	—	944	—
Costs related to debt extinguishment	—	—	—	2,062
Net loss (gain) on Tampa property sale	—	98	—	(6,669)
Tax rate applied to one-time charges (1)	(183)	(341)	(279)	411
Total one-time charges and the tax effects	461	1,140	3,342	(1,374)
Federal and state tax valuation allowances	78	689	956	1,659
Adjusted net income (loss)	$786	$(8,366)	$(3,365)	$(5,452)
Adjusted EPS	$0.02	$(0.27)	$(0.11)	$(0.18)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$247	$(10,195)	$(7,663)	$(5,737)
Income tax expense	(247)	1,001	396	341
Interest expense, net	1,179	501	2,842	4,433
Depreciation and amortization	6,065	6,225	18,426	19,140
EBITDA (1)	7,244	(2,468)	14,001	18,177
Stock-based compensation	951	526	2,115	2,154
ERP implementation	330	1,383	1,559	2,822
Professional fees related to management transition	310	—	1,118	—
Severance	4	—	944	—
Net loss (gain) on Tampa property sale	—	98	—	(6,669)
Adjusted EBITDA(2)	$8,839	$(461)	$19,737	$16,484
Operating income margin	0.6%	(6.2)%	(0.8)%	(0.2)%
Impact of depreciation and amortization	3.3%	4.4%	3.3%	4.4%
Impact of stock-based compensation	0.5%	0.4%	0.4%	0.5%
Impact of ERP implementation	0.2%	1.0%	0.3%	0.6%
Impact of professional fees related to management transition	0.2%	—%	0.2%	—%
Impact of severance	—%	—%	0.2%	—%
Impact of net loss (gain) on Tampa property sale	—%	0.1%	—%	(1.5)%
Adjusted EBITDA margin(2)	4.8%	(0.3)%	3.6%	3.8%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating income (loss)	5,197	(4,965)	(4,066)	(3,778)
Other income	48	50	—	—
Depreciation and amortization	4,192	4,232	1,873	1,993
EBITDA (1)	9,437	(683)	(2,193)	(1,785)
Stock-based compensation	924	509	27	17
ERP implementation	131	571	199	812
Professional fees related to management transition	127	—	183	—
Severance	4	—	—	—
Net loss on Tampa property sale	—	98	—	—
Adjusted EBITDA(2)	$10,623	$495	$(1,784)	$(956)
Operating income margin	6.8%	(9.0)%	(3.9)%	(4.4)%
Impact of other income	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	5.5%	7.7%	1.8%	2.3%
Impact of stock-based compensation	1.2%	0.9%	—%	—%
Impact of ERP implementation	0.2%	1.0%	0.2%	1.0%
Impact of net gain on Tampa property sale	—%	0.2%	—%	—%
Adjusted EBITDA margin (2)	14.0%	0.9%	(1.7)%	(1.1)%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating income (loss)	9,553	6,489	(14,125)	(7,611)
Other income	147	159	—	—
Depreciation and amortization	12,751	12,912	5,675	6,228
EBITDA (1)	22,451	19,560	(8,450)	(1,383)
Stock-based compensation	2,035	2,079	80	75
ERP implementation	686	1,226	873	1,596
Professional fees related to management transition	492	—	626	—
Severance	944	—	—	—
Net gain on Tampa property sale	—	(6,669)	—	—
Adjusted EBITDA (2)	$26,608	$16,196	$(6,871)	$288
Operating income margin	4.0%	3.4%	(4.5)%	(3.0)%
Impact of other income	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	5.2%	6.8%	1.8%	2.5%
Impact of stock-based compensation	0.8%	1.1%	—%	—%
Impact of ERP implementation	0.3%	0.6%	0.3%	0.6%
Impact of ISG initiative	0.2%	—%	0.2%	—%
Impact of severance	0.4%	—%	—%	—%
Impact of net gain on Tampa property sale	—%	(3.5)%	—%	—%
Adjusted EBITDA margin (2)	11.0%	8.5%	(2.2)%	0.1%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$247	$(10,195)	$(7,663)	$(5,737)
Adjustments to remove non-cash and non-operating items	5,095	7,234	20,164	16,738
Cash flow from net income (loss) after adjusting for non-cash and non-operating items	5,342	(2,961)	12,501	11,001

Change in operating assets and liabilities (working capital)	(7,917)	(4,074)	(3,400)	(6,761)
Cash flows (used in) provided by operating activities	$(2,575)	$(7,035)	$9,101	$4,240
Cash flows provided by (used in) investing activities	$803	$(5,973)	$(6,155)	$14,489
Cash flows (used in) provided by financing activities	$(3,580)	$11,491	$(12,502)	$(19,425)

Capital expenditures (included in investing activities above)	$(2,626)	$(6,879)	$(10,627)	$(11,594)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(7,663)	$(5,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,035	16,881
Amortization of ROU operating leases	3,612	3,967
Amortization of ROU finance leases	2,391	2,259
Write-off of debt issuance costs upon debt modification	—	790
Amortization of deferred debt issuance costs	290	430
Deferred income taxes	20	20
Stock-based compensation	2,115	2,154
Gain on disposal of assets, net	(4,561)	(9,763)
Allowance for credit losses	262	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(21,375)	10,402
Income tax receivable	(73)	(64)
Inventory	(893)	279
Prepaid expenses and other	6,239	2,006
Contract assets	(7,845)	14,601
Accounts payable	27,339	(16,841)
Accrued liabilities	(2,329)	(5,530)
Operating lease liabilities	(3,556)	(3,803)
Income tax payable	(84)	(307)
Contract liabilities	(823)	(7,504)
Net cash provided by operating activities	9,101	4,240
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,472	25,643
Purchase of property and equipment	(10,627)	(11,594)
Insurance claim proceeds related to property and equipment	—	440
Net cash (used in) provided by investing activities	(6,155)	14,489
Cash flows from financing activities:
Borrowings on credit	9,000	33,000
Payments made on borrowings on credit	(18,219)	(49,086)
Loan costs from Credit Facility	(664)	—
Payments of finance lease liabilities	(2,235)	(2,500)
Purchase of vested stock-based awards	(384)	(949)
Exercise of stock options	—	110
Net cash used in financing activities	(12,502)	(19,425)
Net change in cash and cash equivalents	(9,556)	(696)
Cash and cash equivalents at beginning of period	12,293	1,589
Cash and cash equivalents at end of period	$2,737	$893

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,737	12,293
Accounts receivable:
Trade, net of allowance for credit losses of $546 and $323, respectively	104,208	88,173
Retainage	46,884	41,379
Income taxes receivable	478	405
Other current	2,912	17,585
Inventory	2,314	1,428
Contract assets	36,374	28,529
Prepaid expenses and other	3,121	8,142
Total current assets	199,028	197,934
Property and equipment, net of depreciation	101,774	106,654
Operating lease right-of-use assets, net of amortization	15,358	14,686
Financing lease right-of-use assets, net of amortization	16,240	14,561
Inventory, non-current	5,425	5,418
Intangible assets, net of amortization	7,627	8,556
Deferred income tax asset	22	41
Other non-current	2,682	3,900
Total assets	$348,156	$351,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$29,892	$39,141
Accounts payable:
Trade	74,740	48,217
Retainage	1,318	923
Accrued liabilities	23,257	38,594
Income taxes payable	517	601
Contract liabilities	26,175	26,998
Current portion of operating lease liabilities	4,618	3,857
Current portion of financing lease liabilities	3,821	3,406
Total current liabilities	164,338	161,737
Long-term debt, net of debt issuance costs	787	259
Operating lease liabilities	11,515	11,637
Financing lease liabilities	11,753	10,908
Other long-term liabilities	17,427	18,942
Deferred income tax liability	170	169
Interest rate swap liability	—	—
Total liabilities	205,990	203,652
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 32,766,116 and 31,712,457 issued; 32,054,885 and 31,001,226 outstanding at September 30, 2022 and December 31, 2021, respectively	328	317
Treasury stock, 711,231 shares, at cost, as of September 30, 2022 and December 31, 2021, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	—
Additional paid-in capital	187,601	185,881
Retained loss	(39,223)	(31,560)
Total stockholders’ equity	142,166	148,098
Total liabilities and stockholders’ equity	$348,156	$351,750